EXHIBIT 99.3



                      AGREEMENT AS TO LIABILITIES



            AGREEMENT, dated as of June 8, 1994, between Texaco Inc. ("Texaco"), a corporation organized under the laws of the State of Delaware, United States of America, and Texaco Capital LLC, a limited life company organized under the laws of the Turks and Caicos Islands ("Capital").

            WHEREAS, Capital has issued and sold
  14,000,000 6-7/8% Cumulative Guaranteed Monthly Income
  Preferred Shares, Series A (the "Series A Preferred Stock");

            WHEREAS, Capital intends to issue and sell up to 5,175,000 Cumulative Adjustable Rate Monthly Income Preferred Shares, Series B (the "Series B Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock being collectively called the "Preferred Stock") with a liquidation preference (the "Liquidation Preference") of $25 per share;

            WHEREAS, it is a condition precedent to the issuance of the Series B Preferred Stock that Texaco enter into this Agreement;

            NOW THEREFORE, Texaco and Capital hereby agree as follows:

            Section 1.01. Guarantee by Texaco. Subject to the terms and conditions hereof, Texaco hereby irrevocably and unconditionally guarantees to each person or entity to whom Capital is now or hereafter becomes indebted or liable (other than any holder of the Preferred Stock in such holder's capacity as such a holder) (the "Beneficiaries") the full payment, when and as due, regardless of any defense, right of set-off or counterclaim which Capital may have or assert, of any and all indebtedness and liabilities of Capital to such Beneficiaries (collectively, the "Obligations") to the extent that the aggregate Obligations of Capital are at any time in excess of its income and assets. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof. The Holders of the Series B Preferred Stock shall not constitute beneficiaries under the Agreement As To Liabilities dated as of October 27, 1993 amongst Texaco and Capital. The holders of the Series A Preferred Stock shall not constitute beneficiaries under this Agreement.

            Section 1.02. Term of Agreement. This Agreement will remain in effect until such time as all of the Series B Preferred Stock shall have been redeemed in accordance with their terms or the Series B Preferred Stock and the shares of Capital's common stock shall have been purchased and canceled by Capital or Texaco, as the case may be. This Agreement is continuing, irrevocable, unconditional and absolute.

            Section 1.03. Waiver of Notice. Texaco hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

            Section 1.04.  Releases, Waivers, Etc.  The
  obligations, covenants, agreements and duties of Texaco under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

       (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Capital of any express or implied agreement, covenant, term or condition relating to the Obligations to be performed or observed by Capital;

       (b) the extension of time for the payment by Capital of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

       (c) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of Capital granting indulgence or extension of any kind;

       (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Capital or any of the assets of Capital; or

       (e) the settlement or compromise of any Obligation guaranteed hereby or any obligation hereby incurred.

  There shall be no obligation of the Beneficiaries to give notice to, or obtain consent of, Texaco with respect to the happening of any of the foregoing.

            Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against Texaco, and Texaco waives any right or remedy to require that any action be brought against Capital or any other person or entity before proceeding against Texaco.


                              ARTICLE II

            Section 2.01.  Binding Effect.  All guarantees and
  agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Texaco and shall inure to the benefit of the Beneficiaries.

            Section 2.02. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                 Texaco Capital LLC
                 c/o Texaco Inc.
                 2000 Westchester Avenue
                 White Plains, NY  10650

                 Facsimile no.:  (914) 253-7753
                 Attention:  Treasurer


                 Texaco Inc.
                 2000 Westchester Avenue
                 White Plains, NY  10650

                 Facsimile no.:  (914) 253-7753
                 Attention:  Treasurer


            Section 2.03.  THIS AGREEMENT SHALL BE GOVERNED BY
  AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF
    THE STATE OF NEW YORK.

            THIS AGREEMENT is executed as of the day and year first above written.


                           TEXACO INC.



                           By:        Peter M. Wissel
                              ____________________________
                              Title:  Assistant Treasurer


                           TEXACO CAPITAL LLC
                           By:  Texaco Inc., as Manager



                           By:        Shelby Faber
                              ____________________________
                              Title:  Assistant Treasurer